                               --SCHEDULE 14A--
===============================================================================
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     Keystone Automotive Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
                             700 East Bonita Avenue
                            Pomona, California 91767

                   [LOGO OF KEYSTONE AUTOMOTIVE INDUSTRIES]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     To Be Held on Tuesday, August 24, 1999

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Keystone Automotive Industries, Inc. (the "Company") will be held at the Sheraton Suites Fairplex, 601 West McKinley Avenue, Pomona, California 91768 at 10:00 a.m. (California Time) on August 24, 1999, for the following purposes:

  (1) To elect the members of the Board of Directors to serve until the next annual meeting of shareholders;

  (2) To ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the 2000 fiscal year; and

  (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

   These items are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on July 16, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Only shareholders at the close of business on the record date are entitled to vote at the meeting.

   Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the meeting.

                                         By Order of the Board of Directors,

                                         /s/ Ronald G. Brown
                                         Ronald G. Brown
                                         Chairman of the Board

Pomona California
July 26, 1999

                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
                             700 East Bonita Avenue
                            Pomona, California 91767

                         ANNUAL MEETING OF SHAREHOLDERS
                                August 24, 1999

                                PROXY STATEMENT

                                  INTRODUCTION

   This Proxy Statement is furnished to the shareholders of Keystone Automotive Industries, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the Annual Meeting of Shareholders of the Company to be held on August 24, 1999, and at any and all adjournments thereof (the "Annual Meeting").

   A form of proxy is enclosed for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the shareholder executing the proxy. If no direction is made, the shares represented by each properly executed unrevoked proxy will be voted "FOR" the election of the nominees for the Board of Directors set forth herein and "FOR" the ratification of the appointment of Ernst & Young LLP as independent accountants for the Company for the 2000 fiscal year. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgement.

   Any proxy given may be revoked at any time prior to its exercise by filing with James C. Lockwood, Secretary of the Company, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any shareholder present at the meeting who has given a proxy may withdraw it and vote his or her shares in person if such shareholder so desires.

   It is contemplated that the solicitation of proxies will be made primarily by mail. Should it, however, appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, telegraph, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. In following up the original solicitation of proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares eligible to vote at the Annual Meeting and will reimburse them for their expenses in so doing. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about July 28, 1999.

                               VOTING SECURITIES

   Only holders of record of the Company's Common Stock at the close of business on July 16, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had issued and outstanding 16,154,775 shares of Common Stock, the holders of which are entitled to vote at the Annual Meeting. Each share of Common Stock that was issued and outstanding as of the Record Date is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast by all shareholders will constitute a quorum for the transaction of business at the Annual Meeting.

   Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining whether a quorum is present. Abstentions are counted in tabulations of votes cast on proposals presented to shareholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                               SECURITY OWNERSHIP

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 16, 1999, by each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock and as to the number of shares beneficially owned by (i) each director of the Company, (ii) the Chief Executive Officer and each of the five other current or former executive officers of the Company named in the Summary Compensation Table under the heading "Executive Compensation" (the "Named Executive Officers") and (iii) all directors and executive officers as a group. The Company believes that, unless otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock they own.

                                                Number of Shares  Percent of
             Name and Address(1)               of Common Stock(2)  Class(3)
             -------------------               -----------------  ----------
Employee Stock Ownership Plan.................       832,903          5.2%
Ronald G. Brown...............................       944,878          5.9
Charles J. Hogarty(4).........................       301,595          1.9
Al A. Ronco(5)................................       117,360           *
Kim D. Wood(6)................................       178,415           *
John M. Palumbo(7)............................        30,273           *
Christopher Northup (8).......................        21,949           *
Timothy C. McQuay(9)..........................        20,000           *
George E. Seebart(9)..........................        20,000           *
Keith M. Thompson (9).........................        10,000           *
Dresdner Bank AG(10)..........................     2,026,070         12.5
  Jurgen-Ponto-Platz 1
  60301 Frankfurt, Germany
All directors and executive officers as a
 group (10 persons)(11).......................     1,664,470         10.2

--------
 * Less than one percent.

 (1) The business address of each beneficial owner other than Dresdner Bank AG, is 700 East Bonita Avenue, Pomona, California 91767.

 (2) Each person has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws where applicable.

 (3) Shares of Common Stock which the person (or group) has the right to acquire within 60 days after July 16, 1999 are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).

 (4) Includes 56,796 shares held for the benefit of Mr. Hogarty by the Company's Employee Stock Ownership Plan ("ESOP") and 30,000 shares issuable upon exercise of currently exercisable stock options under the Stock Incentive Plan (the "Plan"). Excludes options to acquire 110,000 shares of Common Stock under the Plan, which are not exercisable within 60 days of July 16, 1999.

 (5) Includes 72,360 shares held by the Ronco Family Trust and 45,000 shares issuable upon exercise of currently exercisable stock options.

 (6) Includes 1,700 shares held by Mr. Wood as Trustee for Kristine and Kathryn Wood pursuant to irrevocable trusts. Includes 26,250 shares subject to currently exercisable stock options and excludes 63,750 shares subject to options, which are not exercisable within 60 days of July 16, 1999.

 (7) Excludes options held by Mr. Palumbo to acquire 73,750 shares of Common Stock, which are not exercisable within 60 days of July 16, 1999, and includes 21,250 shares of Common Stock issuable upon exercise of currently exercisable stock options and 23 shares held for the benefit of Mr. Palumbo by the ESOP.

 (8) Includes 8,649 shares held for the benefit of Mr. Northup by the ESOP and 12,500 shares subject to currently exercisable stock options and excludes 32,500 shares subject to options, which are not exercisable within 60 days of July 16, 1999.

 (9) Consists of shares issuable upon the exercise of currently exercisable stock options granted under the Plan to the named individual.

(10) Based upon information set forth in a Form 13 G/A filed with the Securities and Exchange Commission on February 16, 1999. The holder has sole voting power with respect to 1,469,450 shares, sole dispositive power with respect to 1,989,570 shares and shared dispositive power with respect to 36,500 shares.

(11) Excludes 320,000 shares subject to options held by the directors and executive officers which are not exercisable within 60 days of July 16, 1999 and includes 65,468 shares held for the benefit of directors and executive officers by the ESOP and 205,000 shares subject to currently exercisable stock options.

                             ELECTION OF DIRECTORS

Nominees

   A board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

Vote Required; Recommendation of Board of Directors

   Shareholders are not entitled to cumulative voting in connection with the election of directors. The six nominees receiving the highest number of affirmative votes of the shares present in person or represented by a proxy, a quorum being present, shall be elected as directors. For this purpose, the votes cast are defined under California law to be the shares of the Company's Common Stock represented and voting at the Annual Meeting. Votes that are withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum, but have no legal effect under California law. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of an instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

The Board of Directors unanimously recommends that the shareholders vote "FOR" the nominees listed below:

Information Concerning Nominees

   Set forth below is certain information with respect to the nominees standing for election to the Board of Directors.

                                                                                Director
          Name           Age              Position with the Company              Since
          ----           ---              -------------------------             --------
Ronald G. Brown.........  62  Chairman of the Board                               1997
Charles J. Hogarty......  58  President, Chief Executive Officer and a Director   1987
Timothy C. McQuay
 (1)(2).................  47  Director                                            1996
Al A. Ronco (1).........  63  Director                                            1987
George E. Seebart
 (1)(2).................  70  Director                                            1996
Keith M. Thompson (2)...  58  Director                                            1999

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

   RONALD G. BROWN was elected a director of the Company upon completion of the combination of the Company and North Star Plating Company ("North Star") in March 1997 (the "North Star Merger"), pursuant to the terms of the Merger Agreement as described below, and was elected as Chairman of the Board of Directors in May 1997. Mr. Brown served as President of North Star from its founding in 1968 until the North Star Merger, and he is currently the Vice President--Manufacturing of North Star.

   CHARLES J. HOGARTY served as the President, Chief Operating Officer and a director of the Company since 1987 and was appointed the Chief Executive Officer of the Company in May 1997. From his joining the Company in 1960 until 1987, Mr. Hogarty held various positions, including salesman, sales manager, general manager and regional manager. Mr. Hogarty served as a director of the Aftermarket Body Parts Association from 1984 to 1993, President in 1989 and Chairman in 1990.

   TIMOTHY C. MCQUAY was appointed a director of the Company upon the completion of its initial public offering in June 1996. Mr. McQuay joined A. G. Edwards & Sons, Inc. as a senior member of its Investment Banking Department in July 1997, where he is currently a Managing Director. From October 1994 to July 1997, Mr. McQuay was Managing Director--Corporate Finance with Crowell, Weedon & Co. From May 1993 to October 1994, Mr. McQuay was Vice President, Corporate Development with Kerr Group, Inc., a NYSE-listed plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay was Managing Director--Merchant Banking with Union Bank. Mr. McQuay is a director of Meade Instruments Corp., a publicly held company.

   AL A. RONCO served as the Executive Vice President of the Company from 1987 until he retired in August 1998 and as Secretary from 1987 until he resigned that office in May 1997. From his joining the Company in 1959 until 1987, Mr. Ronco held various positions, including salesman, production manager, general manager and regional manager.

   GEORGE E. SEEBART was appointed a director of the Company upon the completion of its initial public offering in June 1996. From 1964 until his retirement in 1993, Mr. Seebart was employed in various executive positions with Farmers Group, Inc., including as Senior Vice President, Field Operations and Vice President, Sales and Marketing. Additionally, from 1987 to 1993, Mr. Seebart was President of Mid-Century Insurance Company, a subsidiary of Farmers Group, Inc.

   KEITH M. THOMPSON was the President and Chief Executive Officer of Republic Automotive Parts, Inc. ("Republic") from 1986 until he resigned on November 30, 1998. Republic was acquired by the Company in June 1998. Mr. Thompson was elected a director of the Company in March 1999.

   In connection with the North Star Merger, the Company agreed to use its best efforts to maintain Ronald G. Brown as a member of the Board of Directors and each of Messrs. Hogarty, Ronco and Palumbo (Vice President, Treasurer and Chief Financial Officer) have agreed to vote all shares of the Company's Common Stock as to which they have sole or shared voting power in favor of the election of Mr. Brown as a member of the Board of Directors. Other than as described above, there are no arrangements or understandings between any director, or any nominee, or any other person pursuant to which such director or nominee is or was nominated to serve as a director. There is no family relationship among any directors or executive officers of the Company.

Board Meetings and Committees

   The Board of Directors held a total of seven meetings during the fiscal year ended March 26, 1999 (the "Fiscal Year"). The Board of Directors has an Audit Committee and a Compensation Committee, which met three and four times, respectively, during the Fiscal Year. During the Fiscal Year, each director attended at least 75% of the meetings of the Board of Directors held while he was a director and of the Committees of the Board of Directors on which he served.

   The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent auditors, reviewing and approving the services performed by the independent auditors and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees, including the granting of options under the Company's Stock Incentive Plan. See "Report of Compensation Committee" attached hereto as Annex "A."

Director Compensation

   The Company compensates each director, who is not also an employee, at the rate of $15,000 per year for all meetings of the Board of Directors and committees thereof; and reimburses such person for all reasonable and documented expenses incurred as a director. In addition, each non-employee director, upon joining the

Board of Directors, receives an option to purchase 10,000 shares of the Common Stock of the Company pursuant to the Stock Incentive Plan. Each non-employee director also receives an option to purchase 5,000 shares of Common Stock for each year they are reelected as Directors. Such options have an exercise price equal to the market price of such shares on the date of grant, are immediately exercisable and have a term of five years. The Board of Directors may modify such compensation in the future.

Compensation Committee Interlocks and Insider Participation

   During the fiscal year ended March 26, 1999, Messrs. Seebart and McQuay served on the Compensation Committee. Mr. McQuay was a Managing Director-- Corporate Finance with Crowell, Weedon & Co. ("Crowell Weedon") until he resigned in July 1997 to join the investment banking department of A.G. Edwards & Sons, Inc. ("A.G. Edwards"). Crowell Weedon was one of the representatives of the underwriters of the Company's initial public offering in June 1996 and the Company's public offering in June 1997. In addition, Crowell Weedon provided certain financial advisory services to the Company in connection with the North Star Merger, for which it received a fee. A. G. Edwards was one of the representatives of the Underwiters of the Company's public offering in June 1997 and rendered a fairness opinion in connection with the Company's acquisition of Republic in June 1998, for which it received a fee.

Report of Compensation Committee

   The Report of the Compensation Committee of the Board of Directors of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the fiscal year ended March 26, 1999, is attached to this Proxy Statement as Annex "A."

                             EXECUTIVE COMPENSATION

   The following table sets forth the compensation paid or accrued by the Company for services rendered in all capacities during each of the three fiscal years ended March 26, 1999 to the Company's Chief Executive Officer, the Company's four other most highly compensated executive officers who were holding office at the end of fiscal 1999 and a highly compensated executive officer who resigned during fiscal 1999 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                  Annual Compensation           Compensation
                         -------------------------------------- ------------
                                                   Other Annual  Securities   All Other
   Name and Principal                              Compensation  Underlying  Compensation
        Position         Year Salary ($) Bonus ($)   ($) (1)     Options (#)    ($)(2)
   ------------------    ---- ---------- --------- ------------ ------------ ------------
Charles J. Hogarty...... 1999  265,000    183,380     10,728       40,000       3,058
                         1998  250,000    129,917     11,486       40,000       2,284
                         1997  250,000    122,010     11,616          --        2,099
Al A. Ronco (3)......... 1999  127,501        --       3,552       30,000       7,319
                         1998  195,000    101,462     11,268       40,000       8,208
                         1997  185,000    101,675     11,640          --        3,725
Ronald D. Brown (4)..... 1999  300,000        --         --           --          --
                         1998  325,000        --         --           --          --
Kim D. Wood (4)......... 1999  190,000    121,100      9,149       25,000       2,328
                         1998  175,000     90,979      6,180       40,000       5,390
John M. Palumbo......... 1999  148,096    103,800      9,104       25,000       2,318
                         1998  100,000     52,042      6,000       15,000       2,722
                         1997   97,500        --       6,000        5,000         783
Christopher Northup..... 1999   99,829     34,600      1,800       10,000       3,475
                         1998   97,500        --       1,800          --        3,509
                         1997   86,400        --       1,800       20,000         --

--------
(1) Consists of automobile lease and related expenses.
(2) Consists of reimbursement of medical and dental expenses not covered by insurance plans provided to employees generally.
(3) Mr. Ronco resigned as Executive Vice President of the Company in August
    1998.
(4) Mr. Brown was elected Chairman of the Board of Directors and Mr. Wood was elected a Vice President of the Company in May 1997. Mr. Brown is also Vice President--Manufacturing of North Star and Mr. Wood is the President and Chief Operating Officer of North Star.

   In June 1996, the Company entered into a three year employment agreement with Mr. Hogarty, pursuant to which he is entitled to (i) receive an annual base salary of $250,000, (ii) receive such performance-based bonus, if any, as may be determined by the Board of Directors, (iii) participate in all plans sponsored for executive officers in general and (iv) receive the use of an automobile leased and maintained by the Company. Pursuant to the terms of the employment agreement, the term was automatically extended in June 1999 for an additional two-year term. In the event the Company terminates employment before the end of the term without cause or the individual terminates his employment for specified causes, the Company is obligated to pay the base salary through the term of the agreement. In the event the Company terminates employment before the end of the term with cause or the individual resigns, the Company is obligated to pay the base salary only through the date of termination. For Fiscal 2000, Mr. Hogarty's base salary has been increased to $275,000.

   Upon consummation of the acquisition of North Star, North Star entered into employment agreements with Ronald G. Brown (Chairman of the Board of the Company) and Kim D. Wood (Vice President of the Company and President and Chief Operating Officer of North Star). Under a five-year employment agreement, Mr. Brown is employed as the Vice President-Manufacturing of North Star and is entitled to (i) receive an annual base salary for the 12 months commencing March 1, 1997, 1998, 1999, 2000 and 2001 of $325,000,
$300,000, $275,000, $225,000 and $150,000, respectively, and (ii) participate in any group health, medical reimbursement or dental plan sponsored by the Company or North Star for executive officers in general. In the event North Star terminates his employment before the end of the stated term with cause, or Mr. Brown terminates his employment for specified causes, North Star is obligated to pay the compensation described in clauses (i) and (ii) only through the date of termination. In the event North Star terminates his employment before the end of the stated term other than with cause, North Star is obligated to pay such compensation through the stated term of the agreement. The agreement further provides that Mr. Brown will not engage in any "competitive activity" (as defined in the agreement) during the period commencing on the date of the employment agreement and ending on the later to occur of the seventh anniversary of such date or two years after the termination of his employment.

   Under the employment agreement, which is terminable by either party at the end of three years by giving written notice, Mr. Wood is employed as the President and Chief Operating Officer of North Star and is entitled to
(i) receive an annual base salary of $175,000, (ii) receive such performance-based bonus, if any, as may be determined by the Board of Directors, (iii) participate in all plans sponsored by North Star for employees in general and
(iv) receive the use of an automobile leased and maintained by North Star. In the event North Star terminates his employment before the end of the stated term with cause or Mr. Wood terminates his employment for specified causes, North Star is obligated to pay such compensation only through the date of termination. In the event North Star terminates Mr. Wood's employment before the end of the stated term other than with cause, North Star is obligated to pay such compensation through the stated term of the agreement, but in no event for less than 12 months. The agreement further provides that Mr. Wood will not engage in any "competitive activity" (as defined in the agreement) during the 12-month period commencing on the termination of his employment. For Fiscal 2000, Mr. Wood's base salary has been increased to $200,000.

   The following table sets forth certain information with respect to options granted under the Stock Incentive Plan during fiscal 1999 to the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                        Potential Realizable
                                                                                           Value at Assumed
                                                                                         Annual Rate of Stock
                                            Percentage of Total                           Price Appreciation
                             Shares of        Options Granted                               for Option Term
                            Common Stock      to Employees in   Exercise                 ---------------------
          Name           Underlying Options     Fiscal Year      Price   Expiration Date     5%        10%
          ----           ------------------ ------------------- -------- --------------- --------- -----------
Charles J. Hogarty......       40,000(1)           27.6%         $24.13    April 8, 2008   607,014   1,538,400
Kim D. Wood.............       25,000(1)           17.2           24.13    April 8, 2008   379,384     961,500
John M. Palumbo.........       25,000(1)           17.2           24.13    April 8, 2008   379,384     961,500
Al A. Ronco.............       25,000(2)           17.2           24.13    April 8, 2008   379,834     961,500
                                5,000(3)            3.5           15.13  August 30, 2003    20,901      46,185
Christopher Northup.....       10,000(1)            6.9           24.13    April 8, 2008   151,174     384,600

--------
(1) The options vest in four equal annual installments, with the first installment having vested on April 18, 1999.
(2) These options expired upon Mr. Ronco's retirement in August 1998.
(3) These options were granted to Mr. Ronco in his capacity as a director after his retirement and are fully vested.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                Aggregated Option Exercises in Last Fiscal Year
                           and Year-End Option Values

                                              Number of Shares of
                          Shares                 Common Stock          Value of Unexercised
                         Acquired           Underlying Unexercised     In-the-Money Options
                            on     Value      Options at Year-End           at Year-End
          Name           Exercise Realized Exercisable/Unexercisable Exercisable/Unexercisable
          ----           -------- -------- ------------------------- -------------------------
Charles J. Hogarty......     0        0          10,000/70,000                        0/0
Kim D. Wood.............     0        0          10,000/55,000                        0/0
John M. Palumbo.........     0        0          12,500/32,500                        0/0
Al A. Ronco.............     0        0               45,000/0                        0/0
Christopher Northup.....     0        0           5,000/20,000            $32,500/$65,000

Employee Defined Benefit Pension Plan

   General. The Board of Directors adopted the Employee Defined Benefit Pension Plan (the "Pension Plan"), originally effective as of April 1, 1978, for the benefit of the eligible employees of the Company. Since the implementation of the Pension Plan, the Company has amended the Pension Plan from time to time. The primary purpose of the Pension Plan was to provide a retirement benefit for participating employees who continue in the employ of the Company until their retirement. Effective April 30, 1997, the Pension Plan was suspended with no further benefits to accrue on behalf of any participant or beneficiary and no further contributions, except as may be required for fiscal 1997 or by law, to be made. It is anticipated that the Pension Plan will be terminated within the next two years and that the termination will not have a material adverse impact on the financial condition of the Company upon that event. The Pension Plan has been replaced with the 401(k) Savings Plan described below.

   Estimated Monthly Benefits. The following table sets forth the estimated monthly benefit under the Pension Plan based on the current benefit structure.

                               PENSION PLAN TABLE

       Remuneration            Years of Service
       ------------   ----------------------------------
                        15     20     25     30     35
                      ------ ------ ------ ------ ------
       $125,000       $1,172 $1,563 $1,953 $2,344 $2,734
       150,000         1,407  1,875  2,344  2,813  3,281
       175,000         1,407  1,875  2,344  2,813  3,281
       200,000         1,407  1,875  2,344  2,813  3,281
       225,000         1,407  1,875  2,344  2,813  3,281
       250,000         1,407  1,875  2,344  2,813  3,281
       300,000         1,407  1,875  2,344  2,813  3,281
       400,000         1,407  1,875  2,344  2,813  3,281
       450,000         1,407  1,875  2,344  2,813  3,281
       500,000         1,407  1,875  2,344  2,813  3,281

   The compensation covered by the Pension Plan includes basic salary or wages, overtime payments, bonuses, commissions and all other direct current compensation, but does not include contributions by the Company to Social Security, benefits from stock options (whether qualified or not), contributions to this or any other retirement plans or programs, or the value of any other fringe benefits provided at the expense of the Company. For benefit calculation purposes, a "highest-five-year" average of compensation is used. Benefits are paid as straight-life annuities with no subsidies or offsets. The compensation covered by the Pension Plan for all of the Named Executive Officers was limited to $150,000 in accordance with Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

   The years of credited service for each Named Executive who participates in the Pension Plan are as follows:

                                      Name                                 Years
                                      ----                                 -----
       Charles J. Hogarty.................................................   38
       Al A. Ronco........................................................   39
       John M. Palumbo....................................................    2
       Christopher Northup................................................   15

401(k) Savings Plan

   Effective April 1, 1997, the Section 401(k) Savings Plan (the "Plan") in effect at North Star was amended to make the Plan available to employees of the Company. Pursuant to the amendment, the Company became the Plan sponsor and North Star became an adopting employer. All employees of the Company as of April 1, 1997, became participants in the Plan and the amendment had no affect upon those persons who were employed at North Star on April 1, 1997. Persons becoming employees of the Company subsequent to April 1, 1997 are not eligible to participate until they complete one year of service and are at least 21 years of age.

   Under the terms of the Plan, participants can contribute, by way of payroll deductions, from 1% to 15% of their pre-tax compensation annually, subject to certain legal limitations. The Plan also provides for a matching contribution by the Company equal to 50% of the first 6% of a participant's contribution. For purposes of determining the amount of contributions and matching contributions to be allocated to a participant's account, compensation is defined as the annual income amount reportable by the Company for federal income tax purposes, including overtime, commissions and bonuses.

   A participant is always 100% vested in his own Plan contributions. A participant becomes 100% vested in the matching contributions allocated to his account upon his attainment of early retirement age (age 55 and four years of service), normal retirement age (age 65), disability while employed by the Company, his death while employed by the Company or the termination or complete discontinuance of contributions to the Plan.

   If a participant terminates employment with the Company for any other reason, a participant vests 25% in his benefits after one year of service, and 25% each year thereafter, with 100% vesting after four or more years of service.

Employee Stock Ownership Plan

   General. The Board of Directors adopted the Employee Stock Ownership Plan (the "ESOP"), originally effective as of April 1, 1975, for the benefit of the eligible employees of the Company. Since the implementation of the ESOP, the Company has amended the ESOP from time to time. In September 1997, the Board of Directors amended the ESOP to freeze eligibility, service and benefit accruals and in March 1997, the Board of Directors amended the ESOP to terminate the ESOP as of March 31, 1998. Currently, subject to the direction of each participant, shares of Common Stock of the Company held in the ESOP are either being distributed to the participant or are being sold and the cash proceeds are being distributed to the participant. It is anticipated that all shares of Common Stock held by the ESOP will have been distributed to the participants or sold on or before September 1, 1999.

                              CERTAIN TRANSACTIONS

   The Company has entered into three lease agreements with two partnerships whose partners include certain of the Company's directors and officers and two lease agreements with a corporation which is owned by a family member of a former officer and director of the Company. In addition, as a result of the North Star Merger, the Company is a party to four leases with partnerships whose partners include persons, or their spouses, who are currently officers or directors of the Company. The Company believes that the terms and conditions of such leases with affiliated parties are no less favorable to the Company than could have been obtained from unaffiliated parties in arm's length transactions at the time such leases were entered into.

   The Company entered into a lease dated January 5, 1995, with V-JAC Properties, Ltd. for an 8,000 square feet warehouse facility in Ontario, California, with a lease term of three years (with an option to renew the lease for an additional three years on the same terms and conditions), for a monthly rent of $3,494. This lease was extended for an additional five years on the same terms by unanimous vote of the disinterested directors in February 1998. V-JAC Properties, Ltd. is a partnership whose interests are held equally by Virgil K. Benton, Sr., and John G. Jordan, each of whom is a co-founder of the Company, and Al A. Ronco and Charles J. Hogarty, who are currently directors and executive officers of the Company.

   The Company has also entered into a lease dated January 5, 1995, with V-JAC Properties, Ltd. for a 10,000 square feet warehouse facility in Palmyra, New Jersey, with a lease term of three years (with an option to renew the lease for an additional three years on the same terms and conditions), for a monthly rent of $2,985. This lease was extended for an additional five years with a 5% increase in the monthly rent by the unanimous vote of the disinterested directors in February 1998.

   On January 1, 1995, North Star entered into a ten-year lease agreement with a partnership owned by the spouses of Ronald G. Brown and Kim D. Wood to lease property occupied by North Star's East Peoria, Illinois service center. The initial base rent under the lease was $6,975 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property.

   On January 1, 1995, North Star entered a ten-year lease agreement with a partnership owned by the spouse of Raymond Wood, a former shareholder, officer and director of North Star, and the spouse of Ronald G. Brown to lease the property occupied by North Star's Brainerd, Minnesota chrome bumper plating center. The initial base rent under the lease was $21,300 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property. Pursuant to the lease agreement, North Star is responsible for certain occurrences on the premises, including any environmental contamination.

   On January 1, 1995, North Star entered into a ten-year lease agreement with a partnership owned by Kim D. Wood and Richard Monson, the general manager of North Star's Brainerd, Minnesota chrome bumper manufacturing and recycling center to lease the property occupied by North Star's St. Cloud, Minnesota service center. The initial base rent under the lease was $5,000 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property.

   On May 20, 1996, North Star entered into a ten-year lease agreement with a partnership owned by the spouses of Ronald G. Brown and Kim D. Wood and the Brown Family Limited Partnership to lease property occupied by North Star's headquarters and Minneapolis, Minnesota service center hub. The initial base rent under the lease was $12,000 per month, which is subject to increase on the anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North

Star pays real estate taxes, maintenance utilities and insurance costs associated with the property. In an amendment to the lease dated September 23, 1996, the partnership agreed to construct a 37,260 square foot addition to the existing building. North Star began occupying the addition in January 1997 and, accordingly, the base rent increased to $25,627 per month.

   On June 17, 1999, pursuant to its share repurchase program, the Company purchased 50,000 shares of its Common Stock from The Ronco Family Trust at a price equal to $17.81 per share. The high, low and closing prices for the Company's Common Stock, as reported by the Nasdaq National Market on June 17, 1999, were $19.00, $17.50 and $17.69, respectively. On July 9 and 12, 1999, in connection with the termination of the Company's ESOP, the ESOP sold an aggregate of 389,276 shares of the Company's Common Stock in the over-the-counter market at an average price of $17.47 per share on behalf of certain participants. Of these shares, 375,776 shares were purchased by the Company, at a price of $17.50 per share, as part of its share repurchase program. Included in the shares sold by the ESOP were 51,984 shares held by the ESOP for the benefit of Al A. Ronco.

                         STOCK PRICE PERFORMANCE GRAPH

   Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the NASDAQ Stock Market (US Companies) Index and the following group of peer companies (the "Peer Group"): Autozone, Inc., Discount Auto Parts, Inc., Finishmaster, Inc., Genuine Parts Co., O'Reilly Automotive, Inc., Pep Boys--Manny, Moe & Jack and Trak Auto Corp. for the period commencing with June 21, 1996, the date the Company's Common Stock began trading on the NASDAQ National Market and ending March 26, 1999. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance. The graph assumes that the value of the investment in the Company's Common Stock, the NASDAQ Market Index and the peer group of companies was each $100 on June 21, 1996 and that all dividends were reinvested.

                 COMPARISON OF 33 MONTH CUMULATIVE TOTAL RETURN
                  AMONG KEYSTONE AUTOMOTIVE INDUSTRIES, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP

                             KEYSTONE                   NASDAQ
                             AUTOMOTIVE                 STOCK
Measurement Period           INDUSTRIES,    PEER        MARKET
(Fiscal Year Covered)        INC.           GROUP       (U.S.)
-------------------          ----------     ---------   ----------
Measurement Pt-June 21, 1996 $100           $100         $100
FYE   March 28, 1997         $168           $ 86         $106
FYE   March 27, 1998         $253           $105         $156
FYE   March 26, 1999         $168           $ 89         $208

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the fiscal year ended March 26, 1999, all relevant Section 16(a) filing requirements were complied with.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected Ernst & Young LLP, independent accountants, to audit the financial statements of the Company for the 2000 fiscal year. This selection is being presented to the shareholders for ratification at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended in March 1977. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Vote Required, Recommendation of Board of Directors

   The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the shareholders reject the nomination, the Board will reconsider its selection.

   The Company's Board of Directors unanimously recommends voting "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the 2000 fiscal year.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

   Stockholders are advised that any shareholder proposal, including nominations to the Board of Directors, intended for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Shareholders, must be received by the Company on or before April 3, 2000. In addition, if a shareholder intends to present a proposal for action at the 2000 Annual Meeting of Shareholders, the shareholder must provide the Company with notice thereof on or before June 12, 2000. It is recommended that shareholders submitting proposals direct them to the Company, c/o James C. Lockwood, Secretary of the Company, and utilize certified mail, return-receipt requested in order to ensure timely delivery.

                                 OTHER MATTERS

   The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before such meeting, the persons voting the proxies will vote them in accordance with their best judgment.

   THE SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                                /s/ James C. Lockwood
                                                James C. Lockwood
                                                Secretary

July 26, 1999

                                   ANNEX "A"

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

   The following report of the Compensation Committee to the Board of Directors shall not be deemed to be incorporated by reference into any filing by the Company under either the Securities Act of 1933, as amended ("Securities Act") or the Securities Exchange Act of 1934, as amended ("Exchange Act") that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

General

   The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering the policies that govern executive compensation and benefit practices. All decisions of the Committee are subject to the approval of the Company's Board of Directors. The compensation committee of the Board of Directors is currently comprised of Messrs. McQuay, Seebart and Thompson.

   During the fiscal year ended March 26, 1999, all of the executive officers of the Company with the exception of Mr. Palumbo and two other executive officers (who are not Named Executives) had written employment agreements. The employment agreements with respect to Messrs. Hogarty and Ronco were adopted before the Company's initial public offering in June 1996 and the employment agreements with respect to Messrs. Brown and Wood were adopted at the time of the acquisition of North Star in March 1997. Bonuses for the current fiscal year will be determined by the Board of Directors upon recommendation from the Committee as described below. Increases in salaries for fiscal 1999, for executive officers with employment agreements, were fixed by the Committee after considering the performance of the Company and its increase in size as well as the contribution of the executive officer. Salaries for the executive officers who did not have employment agreements were recommended by management and approved by the Committee.

Compensation Philosophy

   The Company's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with the Company's strategic goals, so as to align the interest of executive management with the long-term interests of the Company's shareholders, (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of the Company and (3) recognize outstanding individual contributions. The Company's executive compensation program consists of three main elements: base salary, annual cash bonus and long-term incentives.

Base Salary

   Base salaries for executive officers (including raises for those persons with employment agreements) are determined on an annual basis by evaluating each executive officer's position, duties, responsibilities, tenure, performance and potential contributions to the Company. The Company also provides its chief executive officer and other executive officers with medical, dental, and other customary employee benefits.

Annual Cash Bonuses

   Certain key executive officers of the Company, including the Chief Executive Officer, participate in an annual bonus pool, the aggregate amount of which is limited to 80% of the base compensation of all of the participants. Each participant's bonus is determined with reference to the Company's pre-tax profit margin for the fiscal year as well as each participant's base compensation as a percentage of all of the participants' base compensation. Individual bonuses are limited in amount to 80% of base compensation. The other executive officers are eligible for an incentive bonus at the discretion of the Committee and the Board of Directors, the amount of which will be determined subjectively, taking into account factors such as the financial performance of the Company, achievement of corporate goals and individual performance.

Long-Term Incentives

   The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Stock Incentive Plan. The Committee is responsible for selecting the executive officers to whom grants should be made, the time of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of the Company. All options granted in fiscal 1999 were granted at the fair market value of the Company's Common Stock on the date of the grant.

Summary

   The Compensation Committee believes that its executive compensation philosophy of paying its executive officers by means of base salaries, annual cash bonuses and long-term incentives, as described in this Report, is in the best interests of the Company and its shareholders.

Compensation Committee:

                                          Timothy C. McQuay
                                          George E. Seebart
                                          Keith M. Thompson

PROXY                 KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
                             700 East Bonita Avenue
                            Pomona, California 91767

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Charles J. Hogarty, John M. Palumbo and James
C. Lockwood, and each of them, the attorneys and proxies of the undersigned with full powers of substitution to vote as indicated herein, all of the common stock ("Keystone Common Stock"), no par value, of Keystone Automotive Industries, Inc. ("Keystone") held of record by the undersigned at the close of business on July 16, 1999, at the Annual Meeting of Keystone Stockholders to be held on August 24, 1999, at 10:00 a.m., Pacific Daylight Savings Time at the Sheraton Fairplex, 601 West McKinley Avenue, Pomona, California 91768, or at any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

  THIS PROXY WILL BE VOTED AS DIRECTED BELOW. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR THE APPROVAL OF PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

   SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

          PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLACK OR BLUE INK.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
           FOR ALL NOMINEES LISTING IN PROPOSAL 1 AND FOR PROPOSAL 2.

 1. ELECTION OF             [_] FOR all             [_] WITHHOLD
    DIRECTORS                   nominees listed         AUTHORITY to
                                below (except as        vote for all
                                marked to the           nominees listed
                                contrary)               below.

 Vote withheld from the following nominees:
                       [_] Ronald G. Brown     [_] Timothy C. McQuay
                       [_] Charles J. Hogarty  [_] George E. Seebart
                       [_] Al A. Ronco         [_] Keith M. Thompson

 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG [_] FOR [_] AGAINST [_] ABSTAIN LLP AS INDEPENDENT ACCOUNTANTS

   THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN
                                   PROMPTLY.



  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                                (Signature should be exactly
                                                as name or names appear on
                                                this proxy. If stock is held
                                                jointly each holder should
                                                sign. If signature is by
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title.)

                                                Dated: _________________ , 1999

                                                -------------------------------
                                                Signature

                                                ----------------------
                                                Signature if held jointly

                                                I plan to attend the meeting:
                                                Yes [_] No [_]